Exhibit 10.6

November 21, 2002

Kevin Hell
PO Box 676296
Rancho Santa Fe, CA 92067

Dear Kevin:

        DivXNetworks, Inc. is pleased to formally extend to you an offer of employment for the position of Chief Marketing Officer, based in San Diego, CA. In this position you will report to the CEO, Jordan Greenhall.

        To compensate you for your efforts in this position, you will receive a base salary of $16,666.67 per month (equivalent to $200,000 per annum). In addition, you have an opportunity to earn additional bonus compensation up to a gross compensation cap on the bonus of $300,000. The bonus compensation will be tied to specific goals which are outlined in the attached "Bonus Compensation" document and will be finalized within two weeks of your start date.

        It will be recommended to the Board that you be granted an option to purchase 600,000 stock options of DivXNetworks, Inc. The price per share for these options will be fixed based on the Company's stock price for the three days prior to date of grant (currently at $0.06 per share strike price). This grant will vest with a 1 year cliff at 25% then 1/48 per month thereon, based upon your employment anniversary date.

        With regard to benefits, you will receive all the employment benefits available to full time, regular exempt employees of DivXNetworks, Inc. These benefits include medical, dental, life insurance. AD&D, and STD/LTD, accrual of 20 days PTO during the year, and paid holidays. In addition you can contribute to the companies 401(k) plan; currently there is no company matching.

        In accordance with the Immigration Reform & Control Act of 1986, employment in the United States is conditional upon proof of eligibility to legally work in the United States. On your first day of employment, you will need to provide us with this proof, (please refer to the enclosed list of acceptable documents). If you do not have these documents, please contact me prior to your first day of employment.

        The terms of your employment relationship with DivXNetworks, Inc. is and always will be one of voluntary employment "at will".

        As an employee of DivXNetworks, Inc. you will have access to confidential information and you may, during the course of your employment, develop information or inventions, which will be the property of DivXNetworks, Inc. To protect the interests of DivXNetworks, Inc., you will be required to sign the Company's standard "Agreement Regarding Proprietary Information and Inventions" and it must be accepted by DivXNetworks, Inc. as a condition of your employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to your former employer.

        This offer letter is an offer of employment and is not intended and shall not be construed as a contract proposal or contract of employment.

        This written offer constitute all conditions and agreements made on behalf of DivXNetworks, Inc. and supersedes any previous verbal commitments by the Company. No representative other than myself has any authority to alter or add to any of the terms and conditions herein.

        Please contact me to indicate your response to this offer. Upon your acceptance return the original and retain the copy for your records. I have also enclosed Agreement Regarding Proprietary Information and Inventions. Following your acceptance, please review, sign, and return, along with your signed offer letter. This employment offer expires on December 1, 2002.

        Your experience and talents will be a strong addition to our company. We are looking forward to having you join our team.

Regards,
DivXNetworks, Inc.

/s/ R. JORDAN GREENHALL Jordan Greenhall CEO

        I have read this offer letter in its entirety and agree to the terms and conditions of employment. I understand and agree that my employment with DivXNetworks.com, Inc. is at-will.

2-18-03 Date	/s/ KEVIN HELL Signature
Start Date

BONUS COMPENSATION

        You have been offered the opportunity to earn an additional bonus compensation. This bonus compensation is in addition to base salary. All bonuses will are paid upon receipt of cash. Below are the details of your bonus plan:

Cash Bonus

April 1, 2003	automatic $25,000 bonus
Q2'03 Milestone	Revenue generated greater than $4M in first six months of 2003 $33,000 bonus
Q3'03 Milestone	Revenue generated greater than $9M in first nine months of 2003 $33,000 bonus
Q4'03 Milestone	Revenue generated greater than $15M for 2003 $33,000 bonus

        An additional $100,000 bonus in 2003 targeting 3 additional milestones at the close of Q2, Q3, and Q4. These milestones are:

Equity Bonus

1.	Q2'03 Milestone: Close 3 major SW VAR/OEM deals (>100K) by the end of Q2'03.	100,000 options
2.	Q3'03 Milestone: Get Dr. DivX launched into a retail market by Thanksgiving 2003.	100,000 options
3.	Q4'03 Milestone: Successfully implement at least one major strategic project (on the order of Snakebite, Simba, P2P, Disney OVS node) by the end of 2003.	100,000 options

        In 2004, you will move to a bonus based on the following formula: 1% of all company revenues over $8M with a $300k cap on the bonus.

        I acknowledge and accept the terms of this bonus program.

/s/ KEVIN HELL Signature	2-18-03 Date

February 2, 2005

Kevin Hell
14460 Caminito Lazanja
San Diego, CA 92127

Dear Kevin,

        This letter will confirm our mutual understanding regarding your continued employment at DivXNetworks, Inc. ("DXN"). All terms and conditions of your prior offer letter from DXN dated November 21, 2002 (the "Original Letter"), a copy of which is attached hereto remain in force and effect except as stated in this letter:

  •
  Your title at DXN is Chief Operating Officer.

  •
  The second and third sentences of the second paragraph of your Offer Letter are deleted and the following is substituted instead:

    "You will be paid a bonus consistent with the bonuses paid to other senior executives of the Company."

    The second-to-last paragraph of the Bonus Compensation page attached to the Original Letter (which read; "In 2004, you will move to a bonus based on the following formula: 1% of all company revenues over $8M with a $300K cap on the bonus.") is deleted in its entirety as such bonus structure did not reflect your direct contribution to the production of revenues.

    For the avoidance of doubt, the deleted language is indicated on the attached copy of the Original Letter.

  •
  If during your employment with DXN (i) there is a Change of Control (as defined below) and (ii) you are not offered a Comparable Position (as defined below) by the surviving corporation, all of the options to purchase shares of common stock of DXN that you own as of the date of this letter shall vest and become exercisable immediately prior to the Change of Control. A "Comparable Position" is a position with similar or greater responsibilities at your then-current base salary. For the purpose of clarity and without limiting the universe of comparable positions, a role with responsibility for marketing, including without limitation product marketing, with operational expense responsibility for an operational group of substantially similar size to that managed by you at DXN at the time of the Change of Control shall be considered a Comparable Position. "Change of Control" shall mean the sale or substantially all of the assets of DXN or the acquisition of DXN by another entity by means of consolidation or merger after which the then current shareholders of DXN hold less than 50% of the voting power of the surviving corporation provided that a reincorporation of DXN shall not be a Change of Control.

        This letter, together with the Original Letter (with attachments) as modified by this letter, constitutes all terms and conditions of your employment by DXN and supersedes any previous written or verbal commitments by DXN. No representative other than the CEO of DXN has any authority to alter or add to any of the terms and conditions herein.

        Please acknowledge your agreement to the terms and conditions of this letter below. Your failure to return this signed letter to me by Thursday, February 3, 2005 would render this letter null, void and of no effect.

DivXNetworks, Inc.

/s/ R. JORDAN GREENHALL R. Jordan Greenhall Chief Executive Officer
Acknowledged and agreed:
/s/ KEVIN HELL Kevin Hell
2/2/05 Dated